Exhibit 99

For Immediate Release

ValueVision Expands PNC Bank Credit Facility
to $50 Million and Extends Term

MINNEAPOLIS – May 7, 2013 – ValueVision Media, Inc. (NASDAQ: VVTV), a multichannel retailer operating as ShopNBC, today announced that it has increased the size of its credit facility with PNC Bank from $40 million to $50 million and has extended the facility’s maturity to five years through May 1, 2018. The existing three-year facility was scheduled to mature February 9, 2015. PNC, N.A. is a subsidiary of The PNC Financial Services Group (NYSE:PNC).

The expanded facility carries the same interest rate of LIBOR plus 3%. The credit facility is secured by ValueVision's and its subsidiaries' accounts receivable, equipment, inventory, and certain real estate as well as other assets. The facility will be used to finance inventory and other working capital needs as well as capital expenditures designed to support the continued growth of the business.

ValueVision CFO Bill McGrath, said, “PNC is a valued partner of ValueVision that has played an important role in supporting our business. The expanded facility improves our liquidity and better positions us to support continued growth.”

About ValueVision Media/ShopNBC (www.shopnbc.com/ir)

ValueVision Media, Inc. operates ShopNBC, a multichannel electronic retailer that enables customers to shop via TV, phone, Internet and mobile devices and to interact via the ShopNBC website as well as Facebook, Twitter and YouTube. The ShopNBC television network reaches 84 million cable and satellite homes and is also available nationwide on PCs, tablets and iPhone, Android and other mobile devices via live streaming at www.shopnbc.com. ShopNBC's merchandise categories include Home & Consumer Electronics, Beauty, Health & Fitness, Fashion & Accessories, and Jewelry & Watches. Please visit www.shopnbc.com/ir for more investor information.

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Contacts

Media Relations:
Dawn Zaremba, ShopNBC, dzaremba@shopnbc.com, (952) 943-6043

Investors:
David Collins and Eric Lentini, Catalyst Global LLC, vvtv@catalyst-ir.com,
(212) 924-9800; (917) 734-0339 mobile